Exhibit 10.1

SAGE THERAPEUTICS, INC.

AMENDMENT NO. 1 TO AMENDED AND RESTATED 2016 INDUCEMENT EQUITY PLAN

WHEREAS, Sage Therapeutics, Inc. (the “Company”) maintains the Amended and Restated 2016 Inducement Equity Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Plan, pursuant to Section 15 thereof, to decrease the number of shares of common stock of the Company that may be granted under the Plan and to establish that no future awards may be granted under the Plan.

NOW, THEREFORE, in consideration of the foregoing, the Plan is amended, pursuant to Section 15 thereof, as follows:

1.	Section 3(a) of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 428,074 shares, subject to adjustment as provided in Section 3(b). The shares of Stock underlying any Awards under the Plan that are forfeited, cancelled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise or settlement) shall not be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2.	Section 18 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

“This Plan shall become effective upon approval of the Plan by the Board in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules or pursuant to written consent. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in this Plan, no additional Award or Awards may be granted under this Plan after April 16, 2024, but Awards granted on or before such date shall remain outstanding, and the authority of the Administrator with respect thereto, including the authority to amend such Awards shall remain in effect, in each case in accordance with such Awards’ applicable terms and conditions and the terms and conditions of this Plan.”

Except as set forth above, all other terms of the Plan shall remain unchanged and in full force and effect.

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